Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of our report dated January 2, 2025 relating to the consolidated financial statements of Global Mofy AI Limited and its subsidiaries (the “Company”), as of September 30, 2024, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended September 30, 2024 and the related notes, included in its Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding table sets relating to segment reporting disclosures, as described in Notes 13, which were audited by Golden Ocean FAC PAC. We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

PCAOB ID 6781

/s/ YCM CPA INC.

Irvine, California

March 6, 2026